Exhibit 10.1

EXECUTION COPY

SECOND AMENDED AND RESTATED

MANAGEMENT AGREEMENT

This SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT (the “Second Restated Management Agreement”), dated as of March 6, 2013, is made and entered into by and among COLONY FINANCIAL, INC., a Maryland corporation (the “Company”), COLONY FINANCIAL TRS, LLC, a Delaware limited liability company (the “TRS”) and COLONY FINANCIAL MANAGER, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Company is a corporation that elects to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes;

WHEREAS, the TRS is a wholly owned subsidiary of the Company;

WHEREAS, the Company, the TRS and the Manager entered into a management agreement, dated as of September 29, 2009 (the “Management Agreement”);

WHEREAS, the Management Agreement was amended by Amendment No. 1 to Management Agreement, dated as of August 11, 2010 (the “Amendment”), by and among the Company, the TRS and the Manager;

WHEREAS, the Management Agreement was amended and restated by that certain Amended and Restated Management Agreement, dated as of November 7, 2011, which incorporated the terms of the Amendment and incorporated certain other changes approved by the Board of Directors (as defined below) of the Company (the “Restated Management Agreement”); and

WHEREAS, the Company, the TRS and each of the other Subsidiaries (as defined below) and the Manager, in accordance with the consent of the Board of Directors of the Company, desire to amend and restate the Investment Guidelines (as defined below) into this Second Restated Management Agreement, pursuant to which the Manager shall provide certain management and advisory services on the terms and conditions hereinafter set forth, and the Manager desires to be retained to provide such services upon the terms and conditions hereof.

NOW, THEREFORE, for the mutual promises made herein and in the other agreements executed by the parties concurrently herewith or contemplated hereby, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions. The following terms have the following meanings assigned to them:

(a) “Additional Underwriting Discount” means (i) the Manager Conditional Reimbursement Right, plus (ii) the Conditional Payments as defined in Section 2(d) of the IPO Underwriting Agreement, in each case to the extent paid by the Company.

(b) “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

(c) “Agreement” means this Second Restated Management Agreement, as amended, restated or supplemented from time to time.

(d) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 90 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 90-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(e) “Base Management Fee” means a fee equal to 1.50% of the Company’s Stockholders’ Equity per annum, calculated and payable quarterly in arrears in cash.

(f) “Board of Directors” means the Board of Directors of the Company.

(g) “Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Colony Capital” means Colony Capital, LLC, a Delaware limited liability company.

(j) “Colony Capital Change of Control” means any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction or series of related transactions in which (A) any Person or “Group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons, other than Affiliates of Colony Capital, directly or indirectly acquires actual ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of Colony Capital, or (B) Colony Capital issues securities representing more than 50% of the outstanding securities of any class of voting securities of Colony Capital to any Person or “Group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons which is not an Affiliate of Colony Capital; provided, however, that Colony Capital Change of Control shall not include any public offering of the capital stock or other voting securities of Colony Capital.

(k) “Common Stock” means the common stock, par value $0.01, of the Company.

(l) “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(m) “Company Parties” means the Company, the TRS and any other Subsidiaries.

(n) “Company Percentage” shall have the meaning set forth in Section 8(e)(i) of this Agreement.

(o) “Conditional Payment Period” shall have the meaning set forth in Section 19(b) of this Agreement.

(p) “Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial underwriting discounts and commissions and the Additional Underwriting Discount, (iii) the Incentive Fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

(q) “Covered Person” shall have the meaning set forth in Section 12(b) of this Agreement.

(r) “Effective Termination Date” shall have the meaning set forth in Section 13(a) of this Agreement.

(s) “Excess Funds” shall have the meaning set forth in Section 2(l) of this Agreement.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Expenses” shall have the meaning set forth in Section 10(a) of this Agreement.

(v) “GAAP” means generally accepted accounting principles, as applied in the United States.

(w) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(x) “Incentive Fee” means the incentive management fee calculated and payable with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) Core Earnings of the Company on a rolling four-quarter basis and before the Incentive Fee for the current quarter, and (ii) the product of (A) the weighted average of the issue price per share of the Common Stock of all of the Company’s offerings of Common Stock multiplied by the weighted average number of shares of Common Stock outstanding (including, for the avoidance of doubt, any restricted shares of Common Stock and any other shares of Common Stock underlying awards granted under one or more of the Company’s equity incentive plans) in such four-quarter period, and (B) 8%, and (2) the sum of any Incentive Fee paid to the Manager with respect to the first three calendar quarters of such previous four quarters; provided, however, that no Incentive Fee shall be payable with respect to any calendar quarter unless Core Earnings is greater than zero for the most recently completed 12 calendar quarters, or the number of completed calendar quarters since the closing date of the Initial Public Offering, whichever is less.

For purposes of calculating the Incentive Fee prior to the completion of a 12-month period during the term of this Agreement, Core Earnings shall be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis.

For the avoidance of doubt, the Company’s payment of the Additional Underwriting Discount shall not be an expense of the Company pursuant to GAAP and therefore, shall not affect the calculation of the Incentive Fee (or the calculation of Core Earnings for purposes of the Incentive Fee).

If the Effective Termination Date does not correspond to the end of a fiscal quarter, the Manager’s Incentive Fee shall be calculated for the period beginning on the day after the end of the fiscal quarter immediately preceding the Effective Termination Date and ending on the Effective Termination Date, which Incentive Fee shall be calculated using Core Earnings for the 12-month period ending on the Effective Termination Date.

(y) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the NYSE’s corporate governance listing standards (or the rules of any other national securities exchange on which the Common Stock is listed).

(z) “Initial Public Offering” means the Company’s sale of Common Stock to the public through underwriters pursuant to the Company’s Registration Statement on Form S-11 (No. 333-160323).

(aa) “Initial Term” shall have the meaning set forth in Section 13(a) of this Agreement.

(bb) “Investment Advisory Agreement” means the Investment Advisory Agreement by and between the Manager and Colony Capital, dated as of the date hereof, pursuant to which the Manager will be provided access to, among other things, Colony Capital’s portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies.

(cc) “Investment Allocation Agreement” means the Investment Allocation Agreement by and among the Company, the Manager and Colony Capital, dated as of the date hereof, to establish certain policies relating to the allocation of investment opportunities by Colony Capital, the Manager or any of their respective affiliates in assets that are substantially similar to the Target Assets of the Company.

(dd) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(ee) “Investment Committee” shall have the meaning set forth in Section 2(k) of this Agreement.

(ff) “Investment Guidelines” shall have the meaning set forth in Section 2(b)(i) of this Agreement.

(gg) “Investments” means the investments of the Company and the Subsidiaries.

(hh) “IPO Underwriting Agreement” means the Underwriting Agreement, dated September 23, 2009, by and among the Company, the Manager and the underwriters of the Initial Public Offering.

(ii) “Last Appraiser” shall have the meaning set forth in Section 9(d) of this Agreement.

(jj) “Majority-Owned Affiliate” means an Affiliate of a Person (i) that is directly or indirectly controlled by such Person and (ii) in which such Person directly or indirectly owns securities representing more than 50% of the outstanding securities of any class of voting securities of such Affiliate.

(kk) “Manager Change of Control” means the sale, lease, transfer or other disposition, in one or a series of related transactions, of interests in the Manager which will transfer to any Person other than an Affiliate of Colony Capital the power to direct or control the Manager; provided, however, that Manager Change of Control shall not include (i) any public offering of the equity interests of the Manager, or (ii) any assignment of this Agreement by the Manager as permitted hereby and in accordance with the terms hereof.

(ll) “Manager Conditional Reimbursement Right” shall have the meaning set forth in Section 19(b) of this Agreement.

(mm) “Manager Offering Payments” shall have the meaning set forth in Section 19(a) of this Agreement.

(nn) “Monitoring Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(oo) “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 13(a) of this Agreement.

(pp) “NYSE” means the New York Stock Exchange Euronext.

(qq) “Performance Hurdle Rate” shall have the meaning set forth in Section 19(b) of this Agreement.

(rr) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(ss) “Portfolio Management Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(tt) “REIT” shall have the meaning set forth in the recitals of this Agreement.

(uu) “Renewal Term” shall have the meaning set forth in Section 13(a) of this Agreement.

(vv) “SEC” means the U.S. Securities and Exchange Commission.

(ww) “Securities Act” means the Securities Act of 1933, as amended.

(xx) “Stockholders’ Equity” means:

(i) the sum of:

(x) the net proceeds from all issuances of the Company’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus

(y) the Company’s retained earnings at the end of the most recently completed calendar quarter (as determined in accordance with GAAP, adjusted to exclude any non-cash equity compensation expense incurred in current or prior periods), less

(ii) any amount that the Company pays for repurchases of Common Stock since inception.

Notwithstanding anything else herein to the contrary, Stockholders’ Equity shall exclude (A) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that have impacted Stockholders’ Equity as reported in the Company’s financial statements prepared in accordance with GAAP, (B) the effect of any gains or losses from one-time events pursuant to changes in GAAP and (C) non-cash items which in the judgment of management should not be included in Core Earnings and (D) the portion of the net proceeds of the Company’s Initial Public Offering and the concurrent private placement that have not yet been initially invested in the Target Assets. For items (B) and (C), such exclusions shall only be applied after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

(yy) “Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization of which: (a) the Company or any other subsidiary of the Company is a general partner or managing member; or (b) voting power to elect a majority of the board of directors, trustees or others performing similar functions with respect to such entity or organization is held by the Company or by any one or more of the Company’s subsidiaries.

(zz) “Target Assets” means the assets that the Company may from time to time own, acquire or invest in, including the types of assets described as the Company’s target assets in the Company’s Registration Statement on Form S-11 relating to the Initial Public Offering or any periodic report filed by the Company from time to time with the SEC, together with any other assets that the Manager or the Board of Directors determinates from time to time will be a target asset or potential investment of the Company.

(aaa) “Termination Fee” shall have the meaning set forth in Section 13(b) of this Agreement.

(bbb) “Termination Notice” shall have the meaning set forth in Section 13(a) of this Agreement.

(ccc) “Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.

(ddd) “TRS Percentage” shall have the meaning set forth in Section 8(e)(ii) of this Agreement.

(eee) “Valuation Notice” shall have the meaning set forth in Section 9(d) of this Agreement.

(fff) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(ggg) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager.

(a) The Company, the TRS and each of the other Subsidiaries hereby appoint the Manager to manage the assets and the day-to-day operations of the Company, the TRS and the other Subsidiaries subject to the terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein except where a higher standard of care is specified in this Agreement, in which case such higher standard of care shall apply.

The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The Manager, in its capacity as manager of the assets and the day-to-day operations of the Company and the Subsidiaries, at all times will be subject to the supervision of the Board of Directors and the Manager will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager, in consultation with the Company’s Chief Financial Officer, will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:

(i) serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the investment guidelines and other parameters for the Investments, financing activities and operations, which review shall occur no less often than annually, any modification to which shall be approved by a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified, supplemented or waived with such approval, the “Investment Guidelines”);

(ii) identifying, investigating, analyzing and selecting possible investment opportunities and acquiring, negotiating, monitoring, financing, retaining, selling, restructuring or disposing of Investments consistent with the Investment Guidelines;

(iii) with respect to prospective purchases, sales or exchanges of Investments, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers, trustees, primary dealers, custodians and brokers and, if applicable, their respective agents and representatives;

(iv) negotiating and entering into, on behalf of the Company and the Subsidiaries, bank credit facilities, repurchase agreements, interest rate swap agreements, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and other agreements and instruments required for the Company and the Subsidiaries to conduct their business;

(v) engaging and supervising, on behalf of the Company and the Subsidiaries and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s and the Subsidiaries’ operations or Investments (or potential investments);

(vi) advising on, preparing, negotiating and entering into, on behalf of the Company and the Subsidiaries, applications and agreements relating to programs established by the U.S. Government and/or any agencies thereunder;

(vii) coordinating and managing operations of any joint venture or co-investment interests held by the Company and the Subsidiaries and conducting all matters with the joint venture or co-investment partners;

(viii) providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries, including, without limitation, office space for any persons who are employed directly by the Company or its Subsidiaries and who are not simultaneously employed by the Manager or any of its Affiliates;

(ix) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the services in respect of any equity incentive plans, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

(x) communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(xi) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xii) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as modified from time to time, while maintaining the Company’s qualification as a REIT and within the Investment Guidelines;

(xiii) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify as a REIT for tax purposes;

(xiv) counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(xv) furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager;

(xvi) monitoring the operating performance of Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) investing and reinvesting on behalf of the Company and the Subsidiaries any money and securities of the Company and the Subsidiaries (including investing in short-term Investments pending investment in other Investments, payment of fees, costs and expenses and payment of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

(xviii) causing the Company and the Subsidiaries to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, domestic taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

(xix) assisting the Company and the Subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them with respect to their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the NYSE;

(xxi) assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for all information required by the provisions of the Code and Treasury Regulations applicable to REITs;

(xxii) placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations on behalf of the Company and the Subsidiaries, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii) handling and resolving on behalf of the Company and the Subsidiaries all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxiv) using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxv) advising the Company and the Subsidiaries with respect to and structuring (1) long-term financing vehicles for their portfolio of assets and (2) the offering and selling of securities publicly or privately in connection with any such structured financing;

(xxvi) serving as the Company’s and the Subsidiaries’ consultant with respect to decisions regarding any financings, hedging activities or borrowings undertaken by the Company and/or the Subsidiaries, including (1) assisting the Company and/or the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to the Company’s and the Subsidiaries’ investment objectives, and (2) advising the Company and the Subsidiaries with respect to obtaining appropriate financing for the Investments;

(xxvii) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s and the Subsidiaries’ business;

(xxviii) performing such other services as may be required from time to time for the management of, and other activities relating to, the assets, business and operations of the Company and the Subsidiaries as the Board of Directors shall reasonably request or as the Manager shall deem appropriate under the particular circumstances; and

(xxix) using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Investments. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other investment opportunities in connection with, assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s and the Subsidiaries’ portfolio of assets; acting, together with the Company’s Chief Financial Officer, as a liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting, together with the Company’s Chief Financial Officer, as a liaison between servicer providers of the assets and the Company and the Subsidiaries; together with the Company’s Chief Financial Officer, reviewing servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(c) For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such finance agreements and arrangements and securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements, “to be announced” forward contracts, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(d) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and, except as otherwise agreed, at the sole cost and expense, of the Company, to provide credit analysis, risk management services, asset management and/or other services to the Company and the Subsidiaries (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms that are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s length basis and (B) approved by a majority of the Independent Directors, (ii) any such agreements entered into with parties other than Affiliates of the Manager shall be approved by the Company’s Chief Financial Officer, and (iii) with respect to Portfolio Management Services, the Manager shall remain liable for the performance of such Portfolio Management Services. Notwithstanding the foregoing, the Company Parties shall not be liable for any fee owed to Colony Capital pursuant to the Investment Advisory Agreement, and any such fees paid to Colony Capital shall not be subject to reimbursement by the Company under Section 10 of this Agreement.

(e) To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, and at the sole cost and expense of the Manager, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager, in addition to the investment advisory services provided to the Manager by Colony Capital pursuant to the Investment Advisory Agreement, in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any agreements relating to such sub-advisory services (A) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries, (B) shall not result in an increased Base Management Fee or additional expenses payable hereunder and (C) shall be approved by the Company’s Chief Financial Officer. The Company Parties hereby acknowledge and approve the terms of the Investment Advisory Agreement.

(f) The Manager may retain, for and on behalf and, at the sole cost and expense of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, investment banks, financial advisors, due diligence firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. Except as otherwise provided herein, the Company (or a Subsidiary) shall pay or reimburse the Manager or its Affiliates performing such services for the documented cost thereof; provided that such costs and reimbursements are (A) no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis and (B) approved by a majority of the Independent Directors.

(g) As frequently as the Manager may deem necessary or advisable, or at the direction of the Company’s Chief Financial Officer or the Board of Directors, the Manager shall, at the sole cost and expense of the Company, prepare, or cause to be prepared, with respect to any Investment, reports regarding the operating and asset performance and other information reasonably requested by the Company.

(h) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Company’s Chief Financial Officer or the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, including but not limited to, the SEC, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(i) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and other policies approved by the Board of Directors.

(j) If requested by the Company, the Manager shall provide such internal audit, compliance and control services as may be required for the Company and the Subsidiaries to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE or such other securities exchange on which the Common Stock may be listed and as otherwise reasonably requested by the Company or the Board of Directors from time to time.

(k) The Manager shall establish an Investment Committee, which shall initially be comprised of Thomas J. Barrack, Jr., the chairman of the Investment Committee, Richard B. Saltzman, Mark M. Hedstrom and the Company’s Chief Financial Officer, Darren J. Tangen, and which at all times hereafter will include as a member, without limitation, the Chief Financial Officer of the Company (the “Investment Committee”). The Investment Committee will meet periodically, as many times as necessary but no less than once every quarter, to discuss investment opportunities. The Investment Committee will periodically review the Company’s investment portfolio and its compliance with the Investment Guidelines, and provide the Board of Directors an investment report at the end of each quarter in conjunction with its review of the quarterly results of the Company and the Subsidiaries. Investments must be approved as follows: any investment of the Company’s capital of up to $10 million requires the approval of the Company’s Chief Executive Officer; any investment in excess of $10 million but less than or equal to the lesser of twenty percent (20%) of the current asset value of the Company or $100 million requires the approval of the Investment Committee; and any investment greater than the lesser of twenty percent (20%) of the current asset value of the Company or $100 million requires the approval of the Board of Directors.

(l) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional money is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 14 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 10 in excess of that contained in any applicable Company Account or otherwise made available by the Company Parties to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(m) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company’s sole cost and expense.

Section 3. Devotion of Time; Additional Activities.

(a) The Manager and its Affiliates will provide the Company and the Subsidiaries with a management team, including a chief executive officer, president, chief financial officer, chief investment officer and chief compliance officer, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company and the Subsidiaries hereunder, the members of which team shall devote such portion of their time to the management of the Company and the Subsidiaries as is necessary and appropriate to enable the Company to operates its business, commensurate with the Company’s level of activity. None of the officers or employees of the Manager will be dedicated exclusively to the Company and the Subsidiaries, except for the chief financial officer who will be seconded exclusively to the Company pursuant to a secondment agreement with Colony Capital. The Manager and Colony Capital shall provide reasonable access to their respective investment professionals in order to support the day-to-day operations of the Company.

(b) Except as provided in the Investment Allocation Agreement, nothing in this Agreement shall (i) prevent Colony Capital or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict Colony Capital or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or investments for their own accounts or for the account of others for whom Colony Capital or any of its Affiliates, officers, directors, employees or personnel may be acting. The Manager agrees that, for so long as this Agreement is in effect, it will comply with the terms of the Investment Allocation Agreement.

(c) Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, partners, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

(d) Subject to Section 2(d), the Manager is authorized, for and on behalf, and at the sole cost and expense, of the Company, to employ securities dealers for the purchase and sale of Investments as the Manager deems necessary or appropriate, in its sole discretion.

(e) The Company (including the Board of Directors) agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement on behalf of the Company in a timely manner or to deliver any financial statements or other reports with respect to the Company or any Subsidiary.

Section 4. Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Investments, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or assets of the Company and the Subsidiaries.

Section 5. Bank Accounts. At the direction of the Board of Directors or the Company’s Chief Financial Officer, the Manager may establish and maintain as an agent on behalf of the Company one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6. Records; Confidentiality.

(a) The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours.

(b) The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties, except: (i) to Colony Capital in accordance with, and in furtherance of, the terms of the Investment Advisory Agreement; (ii) with the prior written consent of the Board of Directors; (iii) to legal counsel, accountants and other professional advisors; (iv) to appraisers, financing sources and others in the ordinary course of the

Company’s and the Subsidiaries’ business; (v) to governmental officials having jurisdiction over the Company or any Subsidiary; (vi) in connection with any governmental or regulatory filings of the Company or any Subsidiary, or disclosure or presentations to Company investors; (vii) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (viii) to the extent such information is otherwise publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7. Obligations of Manager; Restrictions.

(a) The Manager shall require each seller or transferor of Investments to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Investments.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith:

(i) is not in compliance with the Investment Guidelines;

(ii) would adversely and materially affect the qualification of the Company as a REIT under the Code;

(iii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from registration under the Investment Company Act; or

(iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments, code of conduct or other compliance or governance policies and procedures.

If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect the qualification of the Company as a REIT, the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from registration under the Investment Company Act, or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager and its officers, directors, members, managers and employees shall not be liable to the Company or any Subsidiary or to any director or stockholder of the Company or any Subsidiary for acts or omissions performed in accordance with and pursuant to this Agreement, except as provided in Section 12 of this Agreement.

(c) The Board of Directors shall periodically review the Investment Guidelines and the Company’s portfolio of Investments, but will not review each proposed investment, except as provided in Section 2(k) hereof. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Investment Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment

(d) The Manager agrees to be bound by all policies and procedures, including the Company’s code of conduct and other compliance and governance policies and procedures, applicable to the Manager and its officers, directors, members, managers and employees that are adopted by the Board of Directors from time to time, including those required under the Exchange Act, the Securities Act, or by the NYSE, and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, managers and employees, and any principals, officers or employees of its Affiliates (including Colony Capital) who are involved in the business and affairs of the Company, to be bound by such policies and procedures to the extent applicable to such persons.

(e) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

Section 8. Base Management Fee.

(a) During the Initial Term and any Renewal Term, the Company and the TRS shall pay the Manager the Base Management Fee quarterly in arrears, commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect). The Base Management Fee is payable independent of the performance of the Company, any of the Subsidiaries or the Investments.

(b) The Manager shall compute each installment of the Base Management Fee within 30 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment of the Base Management Fee shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall, subject in any event to Section 13(a) of this Agreement, be due and payable in cash no later than the date which is five Business Days after the date of delivery to the Board of Directors of such computations.

(c) As a component of the Manager’s compensation, the Company may issue to personnel of the Manager stock-based compensation under the Company’s equity incentive plan.

(d) The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

(e) The Base Management Fee payable pursuant to Section 8(a) above, shall be payable by the Company and the TRS as follows:

(i) The Company shall pay the portion of the Base Management Fee determined by multiplying the Base Management Fee payable with respect to the relevant quarter by a fraction the numerator of which is the gross book value at the end of such quarter of the assets of the Company and its Subsidiaries other than the TRS and its Subsidiaries and the denominator of which is the gross book value at the end of such quarter of the assets of the Company and its Subsidiaries including the TRS and its Subsidiaries (the “Company Percentage”); and

(ii) The TRS shall pay the portion of the Base Management Fee determined by multiplying the Base Management Fee for the relevant quarter by a fraction the numerator of which is the gross book value at the end of such quarter of the assets of the TRS and its Subsidiaries and the denominator of which is the gross book value at the end of such quarter of the assets of the Company and its Subsidiaries including the TRS and its Subsidiaries (the “TRS Percentage”).

Section 9. Incentive Fee.

(a) The Incentive Fee shall be payable in arrears, in quarterly installments commencing with the quarter in which this Agreement is executed. The Manager shall compute each quarterly installment of the Incentive Fee within 45 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall, subject in any event to Section 13(a) of this Agreement, be due and payable no later than the date which is five Business Days after the date of delivery to the Board of Directors of such computations.

(b) Each installment of the Incentive Fee shall be payable as follows:

(i) one hundred percent (100%) of the Incentive Fee will be payable in shares of Common Stock; provided, however, the percentage of the Incentive Fee payable in shares of Common Stock is subject to the following: (1) the ownership of such shares by the Manager does not violate the limit on ownership of Common Stock set forth in the Company’s Governing Instruments, after giving effect to any waiver from such limit that the Board of Directors may grant to the Manager or its Affiliates in the future and (2) the Company’s issuance of such shares to the Manager complies with all applicable restrictions under U.S. federal securities laws and the rules of the NYSE; and

(ii) the remaining portion of the Incentive Fee that is not payable in shares of Common Stock pursuant to Section 9(b)(i), if any, will be payable in cash.

(c) The number of shares of Common Stock payable as the Incentive Fee to be issued to the Manager will be equal to the dollar amount of the portion of the quarterly installment of the Incentive Fee payable in shares of Common Stock divided by a value determined as follows:

(i) if the Common Stock is traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the Common Stock on such exchange on the five Business Days prior to the date on which the quarterly installment of the Incentive Fee is paid;

(ii) if the Common Stock is not traded on a securities exchange but is actively traded over-the-counter, the value shall be deemed to be the average of the closing bids or sales prices, as applicable, on the five Business Days prior to the date on which the quarterly installment of the Incentive Fee is paid; and

(iii) if the Common Stock is neither traded on a securities exchange nor actively traded over-the-counter, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors (including a majority of the Independent Directors) of the Company.

(d) If at any time the Manager shall, in connection with a determination of the value of the Common Stock made by the Board of Directors pursuant to Section 9(c)(iii) hereof, (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Independent Directors and the Manager within 10 Business Days after the Manager provides written notice to the Company of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Independent Directors and the Manager within not more than 20 days after the Valuation Notice. In the event the Independent Directors and the Manager cannot agree with respect to such selection within the aforesaid 20 day time-frame, the Independent Directors shall select one such independent appraiser and the Manager shall select one independent appraiser within five Business Days after the expiration of the 20 day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five Business Days after their selection. Any valuation decision made by the Last Appraiser shall be deemed final and binding upon the Board of Directors and the Manager and shall be delivered to the Manager and the Board of Directors within not more than 15 days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the independent appraisers.

Section 10. Expenses of the Company.

(a) The Company and the TRS shall pay all of the expenses of the Company Parties and shall reimburse the Manager for documented expenses of the Manager incurred on behalf of the Company Parties (collectively, the “Expenses”) excepting only those expenses that are specifically the responsibility of the Manager pursuant to Sections 2 and 10(b) of this Agreement. Such costs and reimbursements shall not be in amounts greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company Parties shall be paid by the Company and the TRS and shall not be paid by the Manager or Affiliates of the Manager:

(i) expenses in connection with the Initial Public Offering and transaction costs incident to the Company’s and the Subsidiaries’ unconsummated investments and the acquisition, disposition and financing of the Company’s and the Subsidiaries’ consummated Investments;

(ii) subject to Section 10(b) of this Agreement, the cost of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis;

(iii) the compensation and expenses of the Company’s directors (excluding those directors who are officers of the Manager) and the cost of liability insurance to indemnify the Company’s directors and officers;

(iv) costs associated with the establishment and maintenance of any of the Company’s or any Subsidiary’s credit facilities, other financing arrangements, or other indebtedness of the Company or any Subsidiary (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings;

(v) expenses connected with communications to holders of the Company’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vi) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used by the Company and/or the Subsidiaries;

(vii) expenses incurred by managers, officers, personnel and agents of the Manager for travel solely on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or the establishment and maintenance of any of the Company’s or any Subsidiary’s securitizations or any of their securities offerings;

(viii) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses applicable solely to the Company or any Subsidiary;

(ix) compensation and expenses of the Company’s custodian and transfer agent, if any;

(x) the cost of maintaining compliance with all U.S. federal, state and local rules and regulations or with any other regulatory agency;

(xi) all taxes and license fees;

(xii) all insurance costs incurred in connection with the operation of the Company’s and the Subsidiaries’ business, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

(xiii) costs and expenses incurred in contracting with third parties for the servicing of the assets of the Company;

(xiv) all other costs and expenses relating to the Company’s and the Subsidiaries’ business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xv) expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Investments separate from the office or offices of the Manager;

(xvi) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;

(xvii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his, her or its capacity as such for which the Company or any Subsidiary is required to indemnify such Person by any court or governmental agency; and

(xviii) all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement;

provided, however, that with respect to expenses incurred by the Manager in connection with assets acquired by or services rendered to the Company together with any additional publicly traded or other investment vehicle that is sponsored or managed by the Manager, Colony Capital or any of their Affiliates, the Company and the TRS, together, shall only be responsible for Company Parties’ pro rata share of such expenses, based on the ratio of the amount of capital contributed by the Company Parties for any investment in such assets compared to the total capital invested in such assets.

(b) Neither the Company nor any other Company Party shall have any obligation to reimburse the Manager for (i) the salaries and other compensation costs of the Manager’s personnel or (ii) any fee paid to Colony Capital pursuant to, or cost or expense incurred in connection with, the Investment Advisory Agreement. The Company will be required to pay its pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the operations of the Company and the Subsidiaries. These expenses will be allocated between the Manager and the Company based on the ratio of the Company’s proportion of gross assets compared to all remaining gross assets managed or held by Colony Capital and its Affiliates or the Manager and its Affiliates as calculated at each quarter end. The Manager and the Company will modify this allocation methodology, subject to the Independent Directors’ approval, if the allocation becomes inequitable (i.e., if the Company becomes highly leveraged compared to Colony Capital or the Manager’s or Colony Capital’s other funds and accounts). The Company will also be required to pay the rent for office space and other office, internal and overhead expenses incurred by persons who are employed directly by the Company or its Subsidiaries and who are not simultaneously employed by the Manager or any of its Affiliates, including the Company’s Chief Financial Officer.

(c) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(d) The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

(e) The expense reimbursements payable by the Company and the TRS hereunder (other than any expenses that are clearly allocable (e.g., taxes) either to the Company and its Subsidiaries (other than the TRS and its Subsidiaries) on the one hand or to the TRS and its Subsidiaries on the other hand) shall be borne by each of them in accordance with the Company Percentage or the TRS Percentage, as applicable, with respect to the relevant quarter.

Section 11. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses during each fiscal quarter, and shall deliver such statement to the Company within 30 days after the end of each fiscal quarter. Expenses shall be reimbursed by the Company and the TRS to the Manager no later than the 15th Business Day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

Section 12. Limits of the Manager’s Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager and its officers, directors, members, managers and employees will not be liable to the Company or any Subsidiary, the Board of

Directors, or the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), performed in accordance with and pursuant to this Agreement, except by reason of acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of the Manager’s duties under this Agreement.

(b) The Company to the full extent permitted by law shall indemnify and hold harmless the Manager and each officer, director, member, manager and employee of the Manager (each a “Covered Person”) from and against any and all claims or liabilities of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with the business and operations of the Company or any Subsidiary or any action taken or omitted by any such Covered Person by or on behalf of the Company or any Subsidiary pursuant to authority granted by this Agreement, except where found by a court of competent jurisdiction to be attributable to the gross negligence, willful misconduct or bad faith of any such Covered Person or the reckless disregard by such Covered Person of their duties under this Agreement. In the event that any Covered Person becomes involved in any capacity in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with the Manager’s duties hereunder, the Company will periodically reimburse such Covered Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that prior to any such advancement of expenses (i) such Covered Person shall provide the Company with an undertaking to promptly repay to the Company the amount of any such expenses paid to it if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as herein provided in connection with such suit, action, proceeding or investigation, and (ii) the Covered Person shall provide the Company with a written affirmation that such Covered Person in good faith believes that it has met the standard of conduct necessary for indemnification hereunder; provided, further, however, that the failure for any reason of the Company to advance funds to any Covered Person shall in no way affect such Covered Person’s right to reimbursement of such costs if it is ultimately determined that such Covered Person was entitled to indemnification pursuant to the terms hereof.

(c) Any Covered Person entitled to indemnification from the Company hereunder shall seek recovery under any insurance policies by which such Covered Person is covered and any Covered Person shall obtain the written consent of the Company prior to entering into any compromise or settlement which would result in an obligation of the Company to indemnify such Covered Person; provided, however, that the possibility of recovery under any such insurance policies shall not preclude a Covered Person from seeking indemnification pursuant to this Section 12. If such Covered Person shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by the Company by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Company in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Company to such Covered Person) to the Company. If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company or any Subsidiary and also of any other Person or entity for which the Covered Person hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by the Company may be limited to the Company Parties’ proportionate share thereof if so determined by the Company in good faith.

(d) The Manager to the full extent permitted by law shall indemnify and hold harmless the Company, the TRS and any other Subsidiary and each officer, director, employee and agent of the Company or any Subsidiary from and against any and all claims or liabilities of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with acts of the Manager found by a court of competent jurisdiction to constitute gross negligence, willful misconduct, bad faith or reckless disregard of the Manager’s duties under this Agreement, or any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

(e) The provisions of this Section 12 shall survive the expiration or earlier termination of this Agreement.

Section 13. Term; Termination.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement remained in effect until September 29, 2012 (the “Initial Term”) and shall be automatically renewed for a one-year term on each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Independent Directors agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries or (ii) the compensation payable to the Manager, in the form of base management fees and incentive fees, or the amount thereof, is unfair to any of the Company Parties; provided that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. The Company may elect not to renew this Agreement upon the expiration of the Initial Term or any Renewal Term upon at least 180 days’ prior written notice to the Manager (the “Termination Notice”). If the Company issues the Termination Notice, the Company shall be obligated to (i) specify the reason for nonrenewal in the Termination Notice (pursuant to either clause (i) or (ii) of the first sentence of this paragraph) and (ii) pay the Manager the Termination Fee on or before the last day of the Initial Term or Renewal Term (the “Effective Termination Date”); provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 60 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Upon receipt by the Company of a Notice of Proposal to Negotiate, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 60 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding the same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 60-day period, this Agreement shall terminate, such termination to be effective on the date that is the later of (A) 10 days following the end of such 60-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b) In recognition of the upfront effort required by the Manager to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a) or Section 14(b) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Fee, in each case earned by the Manager during the 24-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c) No later than 180 days prior to the expiration of the Initial Term or Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company shall not be required to pay the Termination Fee to the Manager if the Manager terminates this Agreement pursuant to this Section 13(c).

Section 14. Termination for Cause.

(a) The Company may terminate this Agreement at any time, including during the Initial Term, upon at least 30 days’ prior written notice of termination from the Board of Directors to the Manager, without payment of any Termination Fee by any Company Party, if:

(i) the Manager engages in any act or omission that constitutes gross negligence, bad faith, fraud or willful misconduct;

(ii) the Manager breaches this Agreement in any material respect and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period;

(iii) there is a commencement of any proceeding relating to the Bankruptcy or insolvency of the Manager or Colony Capital, including an order for relief in an involuntary Bankruptcy case or the authorization or filing by the Manager or Colony Capital of a voluntary Bankruptcy petition;

(iv) there is a Manager Change of Control or a Colony Capital Change of Control and a majority of the Independent Directors reasonably determines that such Manager Change of Control or Colony Capital Change of Control, as the case may be, is materially detrimental to the Company and the Subsidiaries;

(v) the Manager is convicted (including a plea of nolo contendere) of a felony;

(vi) the Manager is unable to perform its obligations under this Agreement; or

(vii) there is a dissolution of the Manager.

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall breach this Agreement in any material respect or otherwise be unable to perform its obligations hereunder and such breach shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company shall be required to pay the Termination Fee to the Manager if this Agreement is terminated pursuant to this Section 14(b).

(c) The Manager may terminate this Agreement in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event. If the Manager terminates this Agreement pursuant to this Section 14(c), the Company shall not be required to pay the Termination Fee.

Section 15. Survival; Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13, 14 or 16 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or 14(b), the applicable Termination

Fee. Upon such termination, the Manager shall forthwith:

(i) after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary;

(iii) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager; and

(iv) Sections 6, 10, 11, 12, 13, 14, 15 and 25 shall survive the termination of this Agreement.

Section 16. Assignment. This Agreement shall terminate automatically, without payment of the Termination Fee, in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company after the approval of a majority of the Independent Directors; provided, however, that the Manager may assign this Agreement to any Majority-Owned Affiliate of Colony Capital without the consent of the Company or the approval of the Independent Directors if (a) such Majority-Owned Affiliate of Colony Capital becomes a party to, or becomes subject to the rights and obligations of the Manager under, the Investment Advisory Agreement and the Investment Allocation Agreement and (b) such assignment does not require the Company’s approval under the Investment Advisers Act of 1940, as amended. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 17. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company shall indemnify the Manager and its officers, directors, personnel, managers, and officers against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 12 of this Agreement.

Section 18. Representations and Warranties.

(a) The Company and the TRS hereby make the following representations and warranties to the Manager, all of which shall survive the execution and delivery of this Agreement:

(i) Each of the Company and the TRS is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland or the State of Delaware, as applicable, and each is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Maryland or Delaware, as applicable. Each of the Company and the TRS has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii) The execution, delivery, and performance of this Agreement by each of the Company and the TRS have been duly authorized by all necessary action on the part of the Company and the TRS, respectively.

(iii) This Agreement constitutes a legal, valid, and binding agreement of each of the Company and the TRS, enforceable against each of the Company and the TRS in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(b) The Manager hereby makes the following representations and warranties to the Company and the TRS, all of which shall survive the execution and delivery of this Agreement:

(i) The Manager is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Delaware. The Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any of the assets or properties of the Company and the Subsidiaries (which it shall do promptly after being required to do so.)

(ii) The execution, delivery, and performance of this Agreement by the Manager have been duly authorized by all necessary action on the part of the Manager.

(iii) This Agreement constitutes a legal, valid, and binding agreement of the Manager enforceable against the Manager in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

Section 19. Contingent Reimbursement Obligation of the Company to the Manager for the Manager Offering Payments.

(a) The Company acknowledges the payment by Manager, for and on behalf of the Company, to the underwriters of the Initial Public Offering of the Manager Offering Payments, as defined in and pursuant to Section 2(b) of the IPO Underwriting Agreement (the “Manager Offering Payments”).

(b) The Company agrees to reimburse the Manager an amount (the “Manager Conditional Reimbursement Right”) equal to the Manager Offering Payments if during any full four calendar quarter period during the 24 full calendar quarters after the closing of the Initial Public Offering (the “Conditional Payment Period”), the Company’s Core Earnings for such four-quarter period exceeds the product of: (i) the weighted average of the issue price per share of Common Stock of all of the Company’s offerings of Common Stock (including the Initial Public Offering) multiplied by the weighted average number of shares of Common Stock outstanding (including, for the avoidance of doubt, any restricted shares of Common Stock and any shares of Common Stock underlying other awards granted under one or more of the Company’s equity incentive plans) in the four-quarter period; and (ii) 8% (such product of (i) and (ii), the “Performance Hurdle Rate”).

(c) (i) The Manager Conditional Reimbursement Right, if any, shall be payable as follows:

(A) one hundred percent (100%) of the Manager Conditional Reimbursement Right will be payable in shares of Common Stock; provided, however, the percentage of the Manager Conditional Reimbursement Right payable in shares of Common Stock is subject to the following: (1) the ownership of such shares by the Manager does not violate the limit on ownership of Common Stock set forth in the Company’s Governing Instruments, after giving effect to any waiver from such limit that the Board of Directors may grant to the Manager or its Affiliates in the future and (2) the Company’s issuance of such shares to the Manager complies with all applicable restrictions under U.S. federal securities laws and the rules of the NYSE; and

(B) the remaining portion of the Manager Conditional Reimbursement Right that is not payable in shares of Common Stock pursuant to Section 19(c)(i), if any, will be payable in cash.

(ii) The number of shares of Common Stock, if any, payable to the Manager pursuant to the Manager Conditional Reimbursement Right will be equal to the amount of the Manager Conditional Reimbursement Right divided by the Initial Public Offering Price of the Common Stock ($20.00); provided, however, that, if the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in such stock effected without receipt of consideration by the Company occurring after the date of this agreement, the price per share of Common Stock used to determine the number of shares to be issued to the Manager upon payment of the Manager Conditional Reimbursement Right shall be adjusted proportionately and accordingly by the Company, and the kinds of shares of stock issuable to the Manager upon payment of the Manager Conditional Reimbursement Right shall be adjusted by the Company equitably.

(d) During the Conditional Payment Period if the Manager Conditional Reimbursement Right has not been paid, the Manager shall compute Core Earnings for each full four-quarter period within 45 days after the end of each fiscal quarter and shall promptly deliver such computation and the calculation of the Performance Hurdle Rate to the Board of Directors. In the event that the Performance Hurdle Rate has been met, the Company shall pay the Manager Conditional Reimbursement Right, in Common Stock and/or cash as set forth in Section 19(c) above, to the Manager no later than the date which is five Business Days after the date of delivery to the Board of Directors of the applicable computation of Core Earnings and the calculation of the Performance Hurdle Rate.

(e) In the event the Termination Fee is payable to the Manager prior to the end of the

Conditional Payment Period and the Manager Conditional Reimbursement Right has not been paid, the Company shall pay the Manager Conditional Reimbursement Right to the Manager, in Common Stock and/or cash as set forth in Section 19(c) above, on the same date as the payment of the Termination Fee in reimbursement of the Manager’s payment of the Manager Offering Payments, irrespective of whether the Performance Hurdle Rate has been met.

(f) If the Performance Hurdle Rate has not been met and no Termination Fee has become payable to the Manager prior to the end of the Conditional Payment Period, then the Manager Conditional Reimbursement Right shall terminate as of the end of the Conditional Payment Period.

(g) The Manager and Company agree that the Manager’s payment of the Manager Offering Payments on behalf of the Company is an advance by the Manager for and on behalf of the Company for federal income tax purposes, giving rise to a contingent payable from the Company to the Manager and will not take any position inconsistent therewith.

Section 20. Notice

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing, to the following addressess:

If to the Company or the TRS, to:

        Colony Financial, Inc.

        2450 Broadway

        Santa Monica, California 90404

        Attention: Chief Financial Officer

        Fax No.: 310-407-7430

If to the Manager:

        Colony Financial Manager, LLC

        2450 Broadway

        Santa Monica, California 90404

        Attention: Linda Bodenstein, Director – Legal Administration

        Fax No.: 310- 407-7380

(b) All notices, demands and requests to be sent to a party hereto pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered, (ii) deposited for next day delivery by Federal Express, or other similar overnight courier services, addressed to such party, (iii) deposited in the United States mail, addressed to such party, prepaid and registered or certified with return receipt requested or (iv) transmitted via facsimile or other similar device to the attention of such party.

(c) All notices, demands and requests so given shall be deemed received: (i) when personally delivered, (ii) twenty-four hours after being deposited for next day delivery with an overnight courier, (iii) forty-eight hours after being deposited in the United States mail, or (iv) three hours after being transmitted via facsimile or otherwise transmitted and receipt has been confirmed.

Section 21. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 22. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

Section 23. Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all parties hereto.

Section 24. No Implied Waivers; Remedies. No failure or delay on the part of any party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing shall operate as a waiver of any such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of any such right, privilege, power or remedy or the exercise of any other right, privilege, power or remedy. No waiver shall be asserted against any party unless signed in writing by such party. The rights, privileges, powers and remedies available to the parties are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. Except as provided in this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

Section 25. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

Section 26. Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

Section 27. Severability. If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.

Section 28. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

COMPANY

Address:	COLONY FINANCIAL, INC.,
a Maryland corporation
2450 Broadway
6th Floor
Santa Monica, California 90404	By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

TRS

Address:	COLONY FINANCIAL TRS, LLC,
a Delaware limited liability company
2450 Broadway
6th Floor	By:	Colony Financial, Inc., its
Santa Monica, California 90404		manager

		By:	/s/ Mark M. Hedstrom
		Name:	Mark M. Hedstrom
		Its:	Vice President

MANAGER

Address:	COLONY FINANCIAL MANAGER, LLC,
a Delaware limited liability company
2450 Broadway
6th Floor
Santa Monica, California 90404	By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

COLONY CAPITAL
Solely for the purposes of Sections 3(a) and 12(d)

Address:	COLONY CAPITAL, LLC,
a Delaware limited liability company

2450 Broadway
6th Floor
Santa Monica, California 90404	By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Senior Vice President

Signature Page to Restated Management Agreement

Exhibit A

The Board of Directors has adopted the following investment guidelines:

•	No investment shall be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes;

•	No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act; and

•

Until appropriate investments can be identified, the Manager may invest the proceeds of the Company’s Initial Public Offering and any future offerings in interest-bearing, short-term investments, including money market accounts and/or U.S. treasury securities, that are consistent with the Company’s intention to qualify as a REIT and maintain its exemption from registration under the Investment Company Act.

In addition, any investment of the Company’s capital of up to $10 million requires the approval of the Company’s Chief Executive Officer; any investment in excess of $10 million but less than $150 million requires the approval of the Investment Committee; and any investment equal to or greater than $150 million requires the approval of the Board of Directors.

A-1